Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2008

THE WALT DISNEY COMPANY REPORTS INCREASED

THIRD QUARTER EARNINGS

    BURBANK, Calif. – The Walt Disney Company today reported earnings for the third fiscal quarter and nine months ended June 28, 2008. Diluted earnings per share (EPS) for the third quarter increased to $0.66, compared to $0.57 in the prior-year quarter. EPS for the current quarter included an accounting gain related to the acquisition of the Disney Stores in North America, a gain on the sale of movies.com, and the favorable resolution of certain prior-year income tax matters. Collectively, these items totaled $0.04 per share.

    For the current nine-month period, diluted EPS was $1.87. EPS for the prior-year nine-month period, which included gains on sales of our interests in E! Entertainment and Us Weekly, income from the discontinued operations of the ABC Radio business, and an equity-based compensation plan modification charge, which were all recognized in the first quarter of fiscal 2007, was $1.81. Excluding these items and the current-year items discussed above, EPS for the current-year nine months was $1.83 compared to $1.50 in the prior-year nine months.

    “We’ve had another solid quarter at The Walt Disney Company, further illustrating our creative momentum, the competitive strength of our brands and our ability to cohesively manage a great collection of assets to maximize shareholder value,” said Robert A. Iger, president and chief executive officer.

The following table summarizes the third quarter and nine-month results for fiscal 2008 and 2007 (in millions, except per share amounts):

	Quarter Ended		Change	Nine Months Ended		Change
	June 28, 2008	June 30, 2007		June 28, 2008	June 30, 2007
Revenues	$9,236	$9,045	2%	$28,398	$26,580	7%
Segment operating income (1)	$2,323	$2,285	2%	$6,712	$5,999	12%
Income from continuing operations	$1,284	$1,196	7%	$3,667	$3,791	(3) %
Diluted EPS from continuing operations	$0.66	$0.58	14%	$1.87	$1.80	4%
Diluted EPS (2)	$0.66	$0.57	16%	$1.87	$1.81	3%
Cash provided by continuing operations	$936	$1,127	(17) %	$4,201	$3,825	10%
Free cash flow (1)	$583	$687	(15) %	$3,252	$2,839	15%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)

Results for the nine months ended June 28, 2008 included an accounting gain related to the acquisition of the Disney Stores in North America, a gain on the sale of movies.com, and the favorable resolution of certain prior-year income tax matters. Diluted EPS for the nine months ended June 28, 2008 excluding these items was $1.83. Results for the nine months ended June 30, 2007 included gains on the sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to a modification of equity-based compensation plans in connection with the ABC Radio transaction. Diluted EPS for the nine months ended June 30, 2007 excluding these items was $1.50. See the discussion of non-GAAP financial measures below.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2008 and 2007 (in millions):

	Quarter Ended		Change	Nine Months Ended		Change
	June 28, 2008	June 30, 2007		June 28, 2008	June 30, 2007
Revenues (1) (2):
Media Networks	$4,123	$3,829	8%	$11,904	$11,071	8%
Parks and Resorts	3,038	2,904	5%	8,535	7,839	9%
Studio Entertainment	1,433	1,775	(19) %	5,896	5,958	(1) %
Consumer Products	642	537	20%	2,063	1,712	21%

	$9,236	$9,045	2%	$28,398	$26,580	7%

Segment operating income (1) (2):
Media Networks	$1,472	$1,356	9%	$3,697	$3,216	15%
Parks and Resorts	641	621	3%	1,485	1,280	16%
Studio Entertainment	97	190	(49) %	988	1,027	(4) %
Consumer Products	113	118	(4) %	542	476	14%

	$2,323	$2,285	2%	$6,712	$5,999	12%

(1)

Beginning with the first quarter fiscal 2008 financial statements, the Company began reporting Hyperion Publishing in the Media Networks segment. Previously, Hyperion Publishing had been reported in the Consumer Products segment. Prior-period amounts (which are not material) have been reclassified to conform to the current year presentation.

(2)

Operating results of the ABC Radio business are reported as discontinued operations for the prior-year quarter and nine months and therefore have been excluded from the prior-year quarter and nine-month segment results.

Media Networks

Media Networks revenues for the quarter increased 8% to $4.1 billion and segment operating income increased 9% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 28, 2008	June 30, 2007	Change	June 28, 2008	June 30, 2007	Change
Revenues:
Cable Networks	$ 2,592	$ 2,305	12%	$ 7,114	$ 6,372	12%
Broadcasting	1,531	1,524	- %	4,790	4,699	2%

	$ 4,123	$ 3,829	8%	$ 11,904	$ 11,071	8%

Segment operating income:
Cable Networks	$ 1,212	$ 1,063	14%	$ 2,892	$ 2,485	16%
Broadcasting	260	293	(11) %	805	731	10%

	$ 1,472	$ 1,356	9%	$ 3,697	$ 3,216	15%

Cable Networks

Operating income at Cable Networks increased 14% to $1.2 billion for the quarter primarily due to growth at ESPN and, to a lesser extent, higher income from our cable equity investments and an increase at the international Disney Channels. The growth at ESPN was driven by higher affiliate and advertising revenue, partially offset by higher programming and production, administrative and marketing costs. The increase in affiliate revenue was primarily due to contractual rate increases, subscriber growth, and increased recognition of previously deferred revenue related to annual programming commitments. Higher programming and production costs reflected increased sports rights costs for various sporting events and included production costs for additional NBA games. During the quarter, ESPN recognized $78 million of previously deferred revenues compared to $49 million in the prior-year quarter. Remaining deferred revenues of $396 million as of the end of the current quarter are expected to be recognized in the fourth quarter of the fiscal year compared to $359 million recognized in the fourth quarter of the prior year. Higher income from our cable equity investments was primarily due to the recognition of previously deferred revenues in connection with finalizing certain affiliate contracts at ESPN’s Star Sports joint venture in Asia and higher advertising revenues at Lifetime. Increased operating income at the international Disney Channels reflected higher affiliate revenues due to subscriber growth.

Broadcasting

Operating income at Broadcasting decreased 11% to $260 million for the quarter primarily due to higher production cost amortization related to programs in syndication and lower advertising sales at the owned television stations, partially offset by lower costs for new scripted programming for the ABC Television Network. These decreased costs were the result of lower expenses for pilots as pick up decisions were delayed in the current year primarily due to the Writers Guild of America work stoppage.

Revenues at the ABC Television Network were comparable to the prior year as the impact of lower ratings was offset by higher advertising rates and digital media revenues.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 5% to $3.0 billion and segment operating income increased 3% to $641 million. Revenue growth was primarily due to an increase at Disneyland Resort Paris driven by favorable currency translation and higher guest spending and attendance.

Operating income growth was driven by increases at Walt Disney World Resort and Disneyland Resort Paris, partially offset by a decrease at Disneyland Resort. Operating results at the theme parks reflected decreased attendance due to the timing of the Easter holiday, which fell in the third quarter in fiscal 2007 and in the second quarter in fiscal 2008.

Domestic Resorts

Operating results at both Walt Disney World Resort and Disneyland Resort reflected decreased attendance due to the shift of the Easter holiday. This was more than offset by higher corporate alliance income and increased guest spending at Walt Disney World Resort driven by higher average ticket prices.

International Resorts

Operating income growth at Disneyland Resort Paris was primarily due to higher guest spending, increased attendance and the favorable impact of currency translation, partially offset by higher operating costs. Increased guest spending was due to higher average ticket prices. Higher operating costs were driven by labor cost inflation and increased marketing, partially offset by a favorable claim settlement.

Studio Entertainment

Studio Entertainment revenues for the quarter decreased from $1.8 billion to $1.4 billion and segment operating income decreased from $190 million to $97 million.

Lower segment operating income was primarily due to a decrease in worldwide theatrical distribution reflecting the strong performance of Pirates of the Caribbean: At World’s End in the prior-year quarter compared to The Chronicles of Narnia: Prince Caspian in the current quarter.

Consumer Products

Consumer Products revenues for the quarter increased from $537 million to $642 million and segment operating income decreased from $118 million to $113 million. The acquisition of the Disney Stores in North America drove a significant portion of the revenue increase for the quarter.

Lower segment operating income for the quarter was driven by a decrease at Disney Interactive Studios which was largely offset by an increase in earned revenue at Merchandise Licensing driven by the success of Hannah Montana and High School Musical merchandise. The decrease at Disney Interactive Studios was due to lower sales of self-published video games due to the strong performance in the prior-year quarter of games based on Pirates of the Caribbean: At World’s End compared to The Chronicles of Narnia: Prince Caspian and High School Musical in the current quarter and higher video game development costs.

The increase in revenues due to the acquisition of the Disney Stores in North America was offset by the related operating costs and the absence of licensing revenue from the former licensee.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses increased from $115 million to $127 million for the quarter primarily due to timing of expenses in various corporate departments and higher investments in new business initiatives, partially offset by an increase in the allocation of costs to the business segments.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	June 28, 2008	June 30, 2007
Interest expense	$(161)	$(183)
Interest and investment income	20	40

Net interest expense	$(141)	$(143)

The decrease in interest expense for the quarter was primarily due to lower effective interest rates.

The decrease in interest and investment income for the quarter reflected a $13 million investment impairment.

Income Taxes

The effective income tax rate for the quarter decreased to 34.1% from 37.6% in the prior-year quarter driven by the favorable resolution of certain prior-year income tax matters which reduced the effective income tax rate in the current-year quarter by approximately 3.0 percentage points.

Minority Interests

Minority interest expense increased from $69 million to $91 million for the quarter due to the impacts of improved performance at Disneyland Resort Paris and ESPN. The minority interest is determined on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by continuing operations and free cash flow were as follows (in millions):

Nine Months Ended
	June 28, 2008	June 30, 2007	Change
Cash provided by continuing operations	$ 4,201	$ 3,825	$ 376
Investments in parks, resorts and other property	(949)	(986)	37

Free cash flow (1)	$ 3,252	$ 2,839	$ 413

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations increased by $376 million primarily due to higher segment operating income, lower pension contributions and the timing of payments for other accounts payable and accrued expenses, partially offset by the timing of accounts receivable collections and higher investments in Disney Vacation Club properties.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment were as follows (in millions):

	Nine Months Ended
	June 28, 2008	June 30, 2007
Media Networks	$ 168	$ 123
Parks and Resorts:
Domestic	509	536
International	99	193

Total Parks and Resorts	608	729

Studio Entertainment	88	49
Consumer Products	28	17
Corporate	57	68

Total investments in parks, resorts and other property	$ 949	$ 986

Depreciation expense from continuing operations by segment was as follows (in millions):

	Nine Months Ended
	June 28, 2008	June 30, 2007
Media Networks
Cable Networks	$ 66	$ 66
Broadcasting	77	70

Total Media Networks	143	136

Parks and Resorts
Domestic	603	594
International	256	226

Total Parks and Resorts	859	820

Studio Entertainment	28	20
Consumer Products	15	13
Corporate	91	100

Total depreciation expense	$ 1,136	$ 1,089

Share Repurchases

During the first nine months of fiscal 2008, the Company repurchased 93 million shares for approximately $3.0 billion, of which 32 million shares were purchased for $1.0 billion in the third quarter. As of June 28, 2008, the Company had authorization in place to repurchase approximately 230 million additional shares, of which the Company has repurchased 21 million shares for $645 million subsequent to quarter-end through July 25, 2008.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	June 28, 2008	Sept. 29, 2007	Change
Current portion of borrowings	$ 2,050	$ 3,280	$ (1,230)
Long-term borrowings	11,522	11,892	(370)

Total borrowings	13,572	15,172	(1,600)
Less: cash and cash equivalents	(2,589)	(3,670)	1,081

Net borrowings (1)	$ 10,983	$ 11,502	$ (519)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,888 million and $3,583 million attributable to Euro Disney and Hong Kong Disneyland as of June 28, 2008 and September 29, 2007, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $554 million and $604 million as of June 28, 2008 and September 29, 2007, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, including significant dispositions and acquisitions. During the current nine months, these items included gains related to the acquisition of the Disney Stores in North America and the sale of movies.com and the favorable resolution of certain prior-year income tax matters. In the prior-year nine months, these items included gains on sales of equity investments in E! Entertainment and Us Weekly, income from the discontinued ABC Radio business and a charge related to a modification of equity-based compensation plans in connection with the ABC Radio transaction. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale and acquisition of interests in businesses from the impact of the operations of the business. The following table reconciles earnings per share to earnings per share excluding certain items for the current and prior-year nine-month periods:

	Nine Months Ended
	June 28, 2008	June 30, 2007
Diluted EPS	$1.87	$1.81
Exclude:
Favorable resolution of certain prior-year income tax matters	(0.03)	—
Other income (1)	(0.01)	(0.31)
Equity-based compensation plan modification charge	—	0.01
Income from the discontinued operations of the ABC Radio Business	—	(0.01)

Diluted EPS excluding certain items	$1.83	$1.50

(1)

Other income for the current nine-month period consists of an accounting gain related to the acquisition of the Disney Stores in North America ($18 million pre-tax) and a gain on the sale of movies.com ($14 million pre-tax). Other income for the prior-year nine-month period consists of gains on the sale of equity investments in E! Entertainment Television ($780 million pre-tax) and Us Weekly ($272 million pre-tax).

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Segment operating income	$2,323	$2,285	$6,712	$5,999
Corporate and unallocated shared expenses	(127)	(115)	(318)	(352)
Equity-based compensation plan modification charge	—	—	—	(48)
Other income	32	—	32	1,052
Net interest expense	(141)	(143)	(411)	(430)

Income from continuing operations before income taxes and minority interests	2,087	2,027	6,015	6,221
Income taxes	(712)	(762)	(2,183)	(2,353)
Minority interests	(91)	(69)	(165)	(77)

Income from continuing operations	1,284	1,196	3,667	3,791
Income (loss) from discontinued operations, net of tax	—	(18)	—	19

Net income	$1,284	$1,178	$3,667	$3,810

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, July 30, 2008, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 13, 2008 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;
•	health concerns;
•	international, political, or military developments;
•	technological developments; and
•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;
•	the advertising market for broadcast and cable television programming;
•	expenses of providing medical and pension benefits;
•	demand for our products; and
•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Revenues	$9,236	$9,045	$28,398	$26,580

Costs and expenses	(7,215)	(7,022)	(22,446)	(21,370)

Other income	32	—	32	1,052

Net interest expense	(141)	(143)	(411)	(430)

Equity in the income of investees	175	147	442	389

Income from continuing operations before income taxes and minority interests	2,087	2,027	6,015	6,221

Income taxes	(712)	(762)	(2,183)	(2,353)

Minority interests	(91)	(69)	(165)	(77)

Income from continuing operations	1,284	1,196	3,667	3,791

Income (loss) from discontinued operations, net of tax	—	(18)	—	19

Net income	$1,284	$1,178	$3,667	$3,810

Diluted earnings per share:
Earnings per share, continuing operations (1)	0.66	0.58	1.87	$1.80
Earnings per share, discontinued operations	—	(0.01)	—	0.01

Earnings per share (1)	$0.66	$0.57	$1.87	$1.81

Basic earnings per share:
Earnings per share, continuing operations	0.68	0.60	1.93	$1.87
Earnings per share, discontinued operations	—	(0.01)	—	0.01

Earnings per share	$0.68	$0.59	$1.93	$1.88

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,940	2,070	1,963	2,115

Basic	1,900	1,982	1,896	2,027

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, which were redeemed during the quarter, and adds back interest expense (net of tax) of $1 million and $12 million for the quarter and nine months ended June 28, 2008, respectively, and $5 million and $16 million for the quarter and nine months ended June 30, 2007, respectively.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	June 28, 2008	Sept. 29, 2007
ASSETS
Current assets
Cash and cash equivalents	$2,589	$3,670
Receivables	5,669	5,032
Inventories	992	641
Television costs	508	559
Deferred income taxes	862	862
Other current assets	623	550

Total current assets	11,243	11,314

Film and television costs	5,183	5,123
Investments	1,418	995
Parks, resorts and other property, at cost
Attractions, buildings and equipment	31,702	30,260
Accumulated depreciation	(16,321)	(15,145)

	15,381	15,115
Projects in progress	980	1,147
Land	1,189	1,171

	17,550	17,433

Intangible assets, net	2,474	2,494
Goodwill	22,121	22,085
Other assets	1,593	1,484

	$61,582	$60,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,246	$5,949
Current portion of borrowings	2,050	3,280
Unearned royalties and other advances	2,743	2,162

Total current liabilities	10,039	11,391

Borrowings	11,522	11,892
Deferred income taxes	2,258	2,573
Other long-term liabilities	3,748	3,024
Minority interests	1,236	1,295
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized - 100 million shares, Issued - none	–	–
Common stock, $.01 par value
Authorized - 3.6 billion shares, Issued - 2.6 billion shares	26,274	24,207
Retained earnings	27,660	24,805
Accumulated other comprehensive loss	(59)	(157)

	53,875	48,855
Treasury stock, at cost, 730.3 million shares at June 28, 2008 and 637.8 million shares at September 29, 2007	(21,096)	(18,102)

	32,779	30,753

	$61,582	$60,928

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Nine Months Ended
	June 28, 2008	June 30, 2007
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net income	$3,667	$3,810
Income from discontinued operations	—	(19)
Depreciation and amortization	1,178	1,109
Gains on sales of equity investments and business	(14)	(1,052)
Deferred income taxes	(48)	(77)
Equity in the income of investees	(442)	(389)
Cash distributions received from equity investees	367	339
Minority interests	165	77
Net change in film and television costs	(67)	191
Equity-based compensation	290	319
Other	(169)	(133)
Changes in operating assets and liabilities:
Receivables	(700)	(508)
Inventories	(224)	85
Other assets	(23)	96
Accounts payable and other accrued liabilities	230	(331)
Income taxes	(9)	308

Cash provided by continuing operations	4,201	3,825

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Investments in parks, resorts and other property	(949)	(986)
Proceeds from sales of equity investments and business	14	1,530
Acquisitions (including equity investments)	(488)	(231)
Other	42	92

Cash (used) provided by continuing investing activities	(1,381)	405

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Commercial paper (repayments)/ borrowings, net	(1,447)	1,680
Borrowings	1,000	1,632
Reduction of borrowings	(288)	(1,916)
Dividends	(664)	(637)
Repurchases of common stock	(2,994)	(5,198)
Exercise of stock options and other	492	1,158

Cash used by continuing financing activities	(3,901)	(3,281)

CASH FLOW OF DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	—	29
Net cash used by investing activities of discontinued operations	—	(3)
Net cash provided by financing activities of discontinued operations	—	78

(Decrease) / increase in cash and cash equivalents	(1,081)	1,053
Cash and cash equivalents, beginning of period	3,670	2,411

Cash and cash equivalents, end of period	$2,589	$3,464